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                                                                   Exhibit 10.36

                                   WERNER CO.
                            PREMIUM CONVERSION PLAN


Introduction ................................................................    1
Premium Conversion ..........................................................    1
Salary Reduction Agreements .................................................    2
Miscellaneous ...............................................................    4
Administration And Appeals ..................................................    6
Changing or Ending the Plan .................................................    7
Statement of ERISA Rights ...................................................    7



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                                  INTRODUCTION

        PLAN DOCUMENT AND SPD. This is the plan document and the summary plan description for the Werner Co. Premium Conversion Plan (which we will simply call the "plan"). This is a "cafeteria plan" within the meaning of the Internal Revenue Code. It is also an employee welfare benefit plan under the federal Employee Retirement Income Security Act of 1974. Its plan number is 503.

        SPONSOR AND ADMINISTRATOR. The plan is sponsored by Werner Co. (which we will call "Werner"), whose address is 93 Werner Road, Greenville, PA 16125, and whose employer identification for federal tax purposes is 25-1754435. The plan is administered by the Chief Financial Officer of Werner Co. (whom we will call "the plan administrator"), whose address is 93 Werner Road, Greenville, PA 16125 and telephone number is (724) 588-2000.

        PLAN YEAR. You will see references to the "plan year" in this document. The "plan year" is the 12-month period ending each December 31.

        EFFECTIVE DATE AND HISTORICAL NOTE. This plan takes effect on January 1, 1999. As of that date, it entirely supersedes and replaces all prior plans and programs (if any) providing benefits of the same type as the benefits set forth in this plan.

        QUESTIONS. If you have questions after you read the plan, ask the plan administrator for help. Better yet, write the question down and give it to the plan administrator so that there is no misunderstanding. Don't rely on what anyone else (such as a supervisor or co-employee) tells you, because only the plan administrator is authorized to interpret and apply the plan.

                               PREMIUM CONVERSION

        THE BENEFIT OF PREMIUM CONVERSION. Normally, employee contributions for health insurance are deducted from your paycheck after payment of federal income tax and Social Security tax (FICA). This plan offers you the opportunity to have the employee contributions made before federal income tax and Social Security tax.

        WHAT'S GOOD ABOUT PREMIUM CONVERSION. If you choose to take advantage of this plan, you will pay less in taxes, because you won't be paying federal income and Social Security taxes on your employee contribution. Nor will you be paying state or local income taxes on your employee contributions (except in a few localities).

        Federal income tax is at least 15% (more if you're in a higher tax bracket). Your share of FICA is 7.65%. So using this plan of the plan saves you at least 22.65% of the cost of your employee contribution in federal taxes alone.

        Please note: Under the current Social Security system, when you retire and claim Social Security benefits, your benefits are based on the earnings on which you paid Social Security taxes. Using this plan to reduce the earnings on which you pay Social Security taxes will reduce the earnings that the Social Security Administration uses to compute your Social Security benefits and may result in a lower Social Security benefit. Most people feel that saving Social Security taxes now is worth much more than the potential reduction in Social Security benefits at retirement, but we want you to be aware of the situation so that you can make up your own mind.

        WHO IS ELIGIBLE FOR COVERAGE. All employees are eligible for coverage under this plan as long as they are required to make an employee contribution for health insurance coverage and are receiving a paycheck from Werner (or are on a leave to which they are entitled under the federal Family and Medical Leave Act of 1993). As an exception, employees whose terms and conditions of employment are



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governed by a collective bargaining agreement are not eligible for this plan unless and until, and then only to the extent that, the collective bargaining agreement provides for participation in this plan.

        WHEN COVERAGE STARTS. To take advantage of this plan, an eligible employee needs to fill out a "salary reduction" agreement and return it to Werner. Then Werner will sign it and give back a copy for the employee's records.

        HOW PREMIUM CONVERSION WORKS. The salary reduction agreement is a contract between the employee and Werner, in which the employee chooses an alternative package of pay and benefits:

        - In the ordinary package of pay and benefits (that is, if the employee does not choose premium conversion), the employee gets a certain amount of pay and also gets health insurance coverage that requires employee contributions (as described in the health insurance plan).

        - In the alternative package that the employee gets by choosing premium conversion, the employee gets a package in which the pay is slightly less but the employee contribution in the health insurance plan is waived. The amount of the reduction in the pay component is exactly equal to the employee contribution that would ordinarily be required under the health insurance plan.

        It seems a little artificial, but this is how the law works: in the alternative package of pay and benefits, the amount that used to be an employee contribution is now an employer contribution. Since it is an employer contribution, it is not subject to federal income tax or FICA.

        CLAIMS FOR BENEFITS UNDER THE PLAN. Please keep in mind: this plan doesn't pay any health insurance benefits. The only function of this plan is to transform after-tax employee contributions for health insurance into pre-tax employer contributions. Claims for benefits under this plan are limited to employees who believe they are entitled to take advantage of this plan and who have filed salary reduction agreements with Werner but who aren't getting pre-tax employee contributions.

        Claims should be filed in writing with the plan administrator. The plan administrator will respond in writing within 90 days and, if the claim is denied, point out the specific reasons and plan provisions on which the denial is based, describe any additional information needed to complete the claim, and describe the appeal procedure.

        FUNDING. This plan is not funded or insured in any way. (It couldn't be, because no money changes hands.) In return for the employee's agreement to take a reduction in salary or wages under this plan, the employee gets a waiver of the employee contribution that would otherwise be required under the health insurance plan.


                                SALARY REDUCTION
                                   AGREEMENTS

        IRS REQUIREMENTS. Salary reduction agreements are required to implement the plan, in accordance with detailed rules of the Internal Revenue Service. This section of the plan describes the rules.

        FIRST TIME. You can make a salary reduction agreement at any time after meeting the eligibility requirements for the plan.

        WHEN IT TAKES EFFECT. A salary reduction agreement only applies to pay earned after the agreement is filed. That means it doesn't take effect until the paycheck received for the next pay period that begins after the form is filed. (And if it is changed, the change only applies to pay that earned after the new salary reduction agreement is filed.)

        HOW LONG IT LASTS. A salary reduction agreement lasts for a whole plan year at a time. (In the year when you first sign up, it lasts for the rest of the plan year.) This means that if you leave the plan and come back before the end of the same plan year, the salary reduction agreement will spring back into effect for the balance of the plan year. If you leave the plan and come back after the end of that plan year, a new salary reduction agreement will be necessary.

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        ANNUAL CHANGES. During open enrollment period at the end of each plan year, you may change the salary reduction agreement that is on file for you, but if you do not make any change, the salary reduction agreement will continue in force for the following plan year.

        MID-YEAR CHANGES IN SALARY REDUCTION AGREEMENTS. As an exception to the general rule that a salary reduction agreement lasts for a whole plan year at a time, you may change a salary reduction agreement in the following circumstances:

        Changes in health plan enrollment permitted by HIPAA. You may change your salary reduction agreement in order to exercise your special enrollment rights under the Health Insurance Portability and Accountability Act of 1996, as reflected in section 9801(f) of the Code.

        Significant change in health coverage by third-party provider. If health coverage that you have chosen is provided by an independent, third-party provider and is significantly curtailed or ceases, you may change your salary reduction agreement in order to choose instead any other, similar coverage that is available under the group health plan (prospectively only, of course). For this purpose, withdrawal of a hospital system from an HMO, or withdrawal of a set of doctors, may be considered a significant curtailment of coverage. A significant change in health coverage does not entitle you to drop health coverage altogether.

        Change in health coverage due to spouse's employment. You may change your salary reduction agreement if the change is on account of, and consistent with, a significant change in the health coverage of either you or your husband or wife that is attributable to your husband's or wife's employment. Your husband's or wife's becoming eligible for Medicare does not constitute a significant change in the health coverage for this purpose, nor does exhaustion of limits of coverage under your husband' or wife's plan.

        Significant change in cost of health coverage. If there is a change in the cost of health coverage provided by an independent, third-party provider, your salary reduction agreement will be adjusted automatically to reflect the change. A significant change in the cost of health coverage does not entitle you to drop health coverage.

        Change in status. You may change your salary reduction agreement if (a) one of the following changes in status causes you, your husband or wife, or a dependent to gain or lose eligibility for coverage (under a Werner plan or a plan of the spouse's employer or dependent's employer) and (b) the change in your choices is consistent with that gain or loss of eligibility.

        By way of explanation, gaining or losing eligibility for a particular benefit package option (such as a managed care option) will be considered gaining or losing eligibility for coverage. Becoming eligible for COBRA continuation coverage will be considered gaining eligibility for coverage. If the change of status is to become eligible for coverage under a plan of your husband's or wife's employer or your dependent's employer, a change of election under our plan is consistent with that change of status only if the individual actually elects coverage under the plan of the spouse's or dependent's employer.

The changes in status are as follows:

        - your marital status legally changes, including marriage, divorce, legal separation (if it exists and constitutes a change in marital status under state law), annulment, or death of your husband or wife.

        - the number of your dependents changes, including birth, adoption, placement for adoption, or death of a dependent.

        - you, your husband or wife, or a dependent begins or ends employment.

        - the hours of employment of you, your husband or wife, or a dependent change, including a switch between full-time and part-time status, a strike or lockout, or taking or returning from an unpaid leave of absence.

        - a dependent becomes eligible or ceases to be eligible under the plan, including attainment of a particular age or cessation of student status.



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        - there is a change in the place where you, your husband or wife, or a dependent works or resides.

        Entitlement to Medicare or Medicaid. You may change your salary reduction agreement in order to drop health insurance coverage for an individual (whether yourself, your husband or wife, or a dependent) who enrolls in Medicare or Medicaid (other than the program of vaccinations for children).

        Court orders. You may change your salary reduction agreement in order to add health insurance coverage for a child if required to do so by a judgment, decree or order resulting from divorce, legal separation, annulment or change in legal custody, including a qualified medical child support order. Likewise, you may change your salary reduction agreement in order to drop health insurance coverage for a child if such an order requires your former husband or wife to provide coverage (rather than you).

        Separation from service. If you separate from the service of the employer, there is not necessarily any need for a change in your salary reduction agreement. For example, if you cease to be eligible for health insurance upon separation from service, no change in your choices is needed because, although your choice remains in effect, there is nothing to which it applies. If you return to service with the employer and resume coverage under the health insurance plan during the same plan year, your existing choice remains in effect for the balance of that plan year (unless it is changed for some other reason).

        CHANGING A SALARY REDUCTION AGREEMENT. To change a salary reduction agreement, just complete a new one and turn it in to Werner.

                                 MISCELLANEOUS

        TAX STATUS. This plan is designed to meet the requirements of section 125 of the Code as a cafeteria plan, and the description above assumes that it does. However, there is no procedure by which the IRS issues determination letters assuring the sponsor and the employees that a plan meets those requirements. Accordingly, Werner makes no guarantee that the tax consequences of participating in the plan will be as described above.

        FAMILY AND MEDICAL LEAVE. While on a leave of absence to which you are entitled under the federal Family and Medical Leave Act of 1993, you will not suffer the loss of any "employment benefit" (as defined for the purpose of the Family and Medical Leave Act) under the plan which had accrued before you took the leave and which would not have been lost if you had remained actively at work. But you will not accrue any additional "employment benefits" under the plan during the leave. If the leave is unpaid (so that you have no salary), there will be no salary reduction.

        MILITARY SERVICE. If you are absent due to service in the uniformed services of the United States and you meet the requirements of the federal Uniformed Services Employment and Reemployment Rights Act of 1994, you will be entitled to all the same benefits under this plan (if any) as any other employee on leave of absence, unless you knowingly provide written notice of intent not to return to employer after the uniformed service (in accordance with the USERRA).

        In addition, upon re-employment in accordance with the USERRA, you are entitled to all the same rights and benefits under this plan that you had when your absence began plus those which would you would have attained under the plan if you had remained continuously employed. And no exclusion or waiting period will be applied that would not have been applied if you had remained continuously employed, except with respect to an illness or injury determined by the Secretary of Veterans Affairs to have been incurred in, or aggravated during, performance of service in the uniformed services.

        QUALIFIED MEDICAL CHILD SUPPORT ORDERS. If the plan administrator receives a child support order that is (i) a judgment, decree or order of a court (including approval of a settlement agreement) (or else issued through an administrative process established under state law that has the force and effect of law under applicable state law) that (ii) provides for child



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support for a child of an eligible employee and (iii) either relates to benefits under this plan or enforces a federally prescribed state law relating to Medicaid recipients, then the plan administrator will notify you and the child that the order has been received and describe the procedure that the plan administrator will follow in deciding whether to honor the order.

        Next, the administrator will separately account for health care claims filed that, in the absence of the order, would not be paid. Payment of these claims will be neither approved nor denied while the plan administrator decides whether to honor the order.

        The plan will not honor a child support order unless it constitutes a "qualified medical child support order" under the law. That means the plan will not honor a child support order unless it specifies:

        - that it applies to this plan;

        - the name and last known mailing address of the affected employee;

        - the name and last known mailing address of the child;

        - a reasonable description of the type of coverage to be provided by the plan to each child or the manner in which the coverage is to be determined; and

        - the time period to which the order applies.

        Also, the plan will not honor a child support order that purports to require the plan to provide any type or form of benefit, or any option, that is not already provided for in the plan (except as necessary to satisfy a federally prescribed state law relating to Medicaid recipients).

        Upon making the decision whether the order is a "qualified medical child support order" under the law, the plan administrator will notify the employee and the child and act in accordance with the decision. Whichever way the decision goes, the decision will be considered a denial of benefits subject to the appeal procedure described later in the plan under the heading "Administration and Appeals."

        FAIL-SAFE PROVISIONS FOR COMPLIANCE WITH HIPAA. Though we believe that the ordinary terms of the plan, which are set out in this document, fully comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA), we want to be sure there is no misunderstanding. And so we recite here that, effective with the first plan year beginning on or after July 1, 1997:

        Access. To the extent that this plan constitutes a "group health plan" under HIPAA, it will not exclude an employee, or impose a longer waiting period to get into the plan, or require any individual to pay a premium or contribution that is greater than the premium or contribution for "a similarly situated individual" on the basis of health status, medical condition (whether physical or mental), claims experience, receipt of health care, medical history, genetic information, evidence of insurability (including "conditions arising out of acts of domestic violence"), or disability, disregarding premium discounts or rebates or modification of copayments or deductibles in return for adherence to programs of health promotion and disease prevention-all within the meaning of HIPAA.

        Enrollment. If an employee does not enroll in this plan when first eligible because he has other coverage, then, to the extent that this plan constitutes "group health plan" under HIPAA, the employee may enroll himself (and any spouse or dependent children) afterward when he exhausts his COBRA, he ceases to be eligible for the other coverage (such as divorce, death, etc.), or the employer ceases contributing toward the other coverage.

        In the same fashion, if an employee enrolls himself when first eligible but chooses not to enroll a spouse or dependent child, he may add the spouse or dependent child when any of the foregoing events occurs for the spouse or dependent child.

        And if an employee acquires a spouse or dependent child by marriage, birth, adoption or placement for adoption, the employee may enroll himself (or himself and the spouse or dependent child) at that time, even if the employee has previously declined coverage. In the case of birth, adoption or placement for adoption, the coverage will take effect retroactively to that date if the employee enrolls the dependent child within 30



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days of the event. In the case of a spouse or dependent child acquired by marriage, the coverage will take effect no later than the first of the month after the employee files the application, if the employee applies with 30 days after the marriage.

        Portability. This plan does not impose a pre-existing condition limitation. But, to the extent that this plan constitutes a "group health plan" under HIPAA, each person who is covered under the plan is entitled to a certificate of creditable coverage in the circumstances prescribed by HIPAA, including regulations under HIPAA. This means each employee, each spouse, and each dependent child is treated as a separate individual entitled to a certificate (provided they are covered, of course).

        MATERNITY. To the extent that the plan that constitutes a "group health plan," it will comply with the Newborns' and Mothers' Health Protection Act of 1996. In that regard, government regulations also require us to provide this statement, effective on the same date, drafted by the federal government: "Group health plans and health insurance issuers offering group insurance coverage generally may not, under federal law, restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a normal vaginal delivery, or less than 96 hours following a caesarean section, or require that a provider obtain authorization from the plan or the insurance issuer for prescribing a length of stay not in excess of the above periods."

        MENTAL HEALTH. To the extent that the plan constitutes a "group health plan," it will comply with the Mental Health Parity Act of 1996 if two conditions are met: (1) the employer has 50 employees or more and (2) compliance would not raise the cost of health insurance coverage under the plan by 1 % or more.

        PROSPECTIVE APPLICATION OF PLAN AND ANY CHANGES. The plan does not apply to any employee who is not actively employed by Werner after Werner adopts this plan. Any changes to the plan do not apply to any employee who is not actively employed after the effective date of the changes.

        SELF-EMPLOYED. The plan does not cover self-employed individuals (such as partners) or people who are considered self-employed by the Internal Revenue Code (such as 2% owners of Subchapter S corporations).

        UTILIZATION TEST. While the plan makes the same benefits available to all eligible employees, regardless of the level of their compensation, it is possible for the top-level employees to actually take advantage of the plan to a significantly greater extent than other employees. In that case (which we see as highly unlikely), the Internal Revenue Code denies the tax advantage to these top-level employees. (Everyone else still enjoys the full tax advantage.) The plan administrator will monitor this situation and notify any top-level employee who is affected by it. The plan administrator also has authority to cut back the utilization of top-level employees in order to avoid the problem.

                                 ADMINISTRATION
                                  AND APPEALS

        ADMINISTRATION. The plan administrator has all rights, duties and powers necessary or appropriate for the administration of the plan, except to the extent that they are vested in the appeals authority in accordance with the appeal procedure described below.

        APPEAL PROCEDURE. If your claim is denied and you disagree and want to pursue the matter, you must file an appeal in accordance with the following procedure. You cannot take any other steps unless and until you have exhausted the appeal procedure. For example, if your claim is denied and you do not use the appeal procedure, the denial of your claim is conclusive and cannot be challenged, even in court.

        To file an appeal write to the Chief Administrative Officer of Werner Co. (which we will call "the appeals authority") at 93 Werner Road, Greenville, PA 16125, stating the reasons why you disagree with the denial of your claim. You must do this within 60 days after the claim was denied. In the appeal process, you have the right to review pertinent documents. You have the right to be represented by



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anyone else, including a lawyer if you wish. And you have the right to present evidence and arguments in support of your position.

        The appeals authority will issue a written decision within 60 days. The appeals authority may, in its sole discretion, decide to hold a hearing, in which case it will issue its decision within 120 days. The decision will explain the reasoning of the appeals authority and refer to the specific provisions of this plan on which the decision is based.

        DISCRETIONARY AUTHORITY. The plan administrator and appeals authority shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the plan, including all matters relating to eligibility for benefits, amount, time or form of payment, and any disputed or allegedly doubtful terms. In exercising such discretion, the plan administrator and appeals authority shall give controlling weight to the intent of the sponsor of the plan.

        All decisions of the appeals authority in the exercise of its authority under the plan (or of the plan administrator if the decision is not appealed) shall be final and binding on the plan, the plan sponsor and all participants and beneficiaries.

                                  CHANGING OR
                                ENDING THE PLAN

        CHANGING THE PLAN. The right to change the plan is expressly reserved to Werner, which may change the plan in any way and at any time and is not required to give a reason for the changes. These changes can be retroactive. Any special arrangement made by Werner for an individual will constitute an amendment to this plan applicable only to that individual.

        ENDING THE PLAN. The plan has no set expiration date; when it was established, it was not intended to be temporary. Nevertheless, Werner has the right to end the plan (in whole or in part) at any time and is not required to give a reason for doing so.

                                  STATEMENT OF
                                  ERISA RIGHTS

        INTRODUCTION. Regulations of the federal government require that the following "Statement of ERISA Rights" appear in this document, and we are reproducing it here with quotation marks. Not all of the statement is necessarily accurate or applies to this plan. Neither Werner nor the plan administrator takes any responsibility for the accuracy or completeness of this statement, which is made to you by the federal government, not by anyone connected with the plan:

        GOVERNMENT STATEMENT. "As a participant in this plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

        "Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites and union halls, all plan documents, including collective bargaining agreements and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

        "Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

        "Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

        "In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called `fiduciaries' of the plan, have a duty to do so prudently and in the interest of you and other plan


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participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part [and you have exhausted the plan's internal appeal procedure], you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U. S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U. S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210."

        SERVICE OF PROCESS. Service of legal process may be made on the plan administrator.

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